Exhibit 99.1
Carter Validus Mission Critical REIT Announces Special Distribution, Sale of Arizona Data Center Portfolio and New Distribution Rate
Carter Validus Mission Critical REIT, Inc. (the Company) announced today that its Board of Directors has declared a special distribution of $3.00 per share of common stock, subject to, and conditioned upon, all required third party consents and approvals. The special distribution would be payable on or about March 15, 2018, to stockholders of record at the close of business on February 15, 2018.
The special cash distribution is funded from the proceeds from the dispositions of certain real estate properties between December 2017 and January 2018, including the most recent sale of the Arizona Data Center Portfolio and Miami International Medical Center. The Company estimates the special distribution will consist of gains realized from the sale of properties and other assets as well as depreciation recapture and return of capital from recent asset sales.
“We are pleased to create significant cash liquidity for our stockholders through the sale of certain of the Company’s assets. We look forward to continuing to explore strategic alternatives for the Company and its assets to maximize value for our stockholders,” stated Michael Seton, President of the Company.
“We believe that the special distribution and dividend declared by the Board of Directors will position the Company to ensure flexibility for liquidity opportunities on the remaining portfolio for our stockholders,” as stated by John Carter, Chief Executive Officer of the Company.
In addition to the special distribution, the Company declared daily distributions in the amount of $0.001150685 per share of common stock to stockholders of record as of each date during the period beginning on March 1, 2018, through and including the close of business on May 31, 2018. The March distributions will be paid in April 2018, the April distributions will be paid in May 2018 and the May distributions will be paid in June 2018. Such monthly distribution amounts, when converted to a daily distribution amount and then annualized, would equal a 6.0% annualized rate based on an original purchase price of $10.00 per share less the $3.00 special distribution, or a 6.7% annualized rate based on the December 2017 estimated value per share of $9.26, less the $3.00 per share special distribution.
Including the special distribution of $3.00 expected to be paid on March 15, 2018, "early" investors, those who acquired shares of the Company on April 28, 2011 and received all cash distributions, have received cumulative cash distributions of approximately $7.76 per share. The sum of these cumulative distributions and the estimated value per share of $9.26, less the $3.00 per share special distribution, amounts to $14.021. "Later" investors, those who acquired shares of the Company on June 6, 2014 and received all cash distributions, have received cumulative cash distributions of approximately $5.58 per share, and the sum of these cumulative distributions and the estimated value per share of $9.26, less the $3.00 per share special distribution, amounts to $11.84.
For investors who participated in the dividend reinvestment plan, the amount of cumulative cash distributions, taking into account the special distribution of $3.00 per share, for early and later investors would increase by approximately $1.20 to $15.22 and $0.23 to $12.07, respectively.2
Independent Advisors
Moelis & Company LLC acted as lead financial advisor to the Company, along with KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. acting as co-advisors, and Morris, Manning & Martin, LLP serving as legal counsel to the Company.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions on mission critical assets in the data center and healthcare sectors.
Media Contact
Stacy Sheedy
Marketing Manager, Carter Validus
813-316-4292
ssheedy@cvreit.com

(1)
For a full description of the limitations, methodologies and assumptions used to value the Company's assets and liabilities in connection with the calculation of the Company's estimated value per share, see the Company's Current Report on Form 8-K, filed with the SEC on December 29, 2017.

(2)	Assuming full participation in dividend reinvestment plan for the life of the investment and no shares were redeemed. Actual returns will vary depending upon a stockholder's individual circumstances.
Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.  Actual results may differ materially from those contemplated by such forward-looking statements. Though the valuation estimates used in calculating the estimated value per share are the Company’s best estimates as of December 21, 2017, the Company can give no assurance in this regard. These statements also depend on factors such as:  future economic, competitive and market conditions; the Company's ability to maintain occupancy levels at its real estate properties; the Company having sufficient cash flow from various sources, including the disposition of some of its assets, to make anticipated future distributions; and other risks identified in Part I, Item IA of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the U.S. Securities and Exchange Commission.   Actual events may cause the value and returns on the Company's investments to be less than that used for purposes of the Company's estimated value per share.